Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR 2008

Los Angeles, — March 10, 2009 — 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for its fourth quarter and year ended December 31, 2008.

“Throughout the year we had one primary objective — to protect our customers and shareholders in this time of unprecedented uncertainty for the financial markets and the U.S. economy,” said Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares. “Our strong balance sheet combined with one of the highest risk-based capital ratios in our peer group without needing to access TARP Capital will provide us with the strength to weather this economic cycle.”

2008 Fourth Quarter Highlights

•                  The Bank’s total risk-based capital ratio was 22.61% at December 31, 2008, which is above the regulatory standard of 10.00% for “well-capitalized” financial institutions.

•                  As of December 31, 2008, total assets were $259.4 million, an increase of 15.9% from December 31, 2007 and 1.8% from September 30, 2008.

•                  Gross loans increased to $200.0 million, an increase of $27.6 million or 16.0% from December 31, 2007 and $4.1 million or 2.1% from September 30, 2008.

•                  As of December 31, 2008, the allowance for loan losses was $5.2 million or 2.59% of gross loans compared to $2.9 million or 1.49% of gross loans at September 30, 2008.

•                  Provision for loan losses was $3.6 million for the fourth quarter of 2008 compared to $281,000 for the third quarter of 2008.

•                  Non-interest bearing demand deposits increased to $40.3 million, an increase of 23.2% from December 31, 2007.

•                  Net interest margin for the fourth quarter of 2008 decreased to 4.32% compared to 4.53% in the fourth quarter of 2007.  Net interest margin increased to 4.63% from 4.51% comparing year end December 31, 2008 to year end December 31, 2007 while the national prime rate decreased 400 basis points in 2008.

•                  Net loss was $1.9 million for the fourth quarter of 2008 compared to net income of $2.1 million for the fourth quarter of 2007.

“1st Century Bank enjoys one of the strongest capital ratios in Southern California.  As we move forward, we will continue to manage our capital to maintain a safe and sound bank. Throughout 2008, we have prudently managed our loan portfolio, increased our asset base, and continued to make available our banking services to prospective customers” said Jason P. DiNapoli, President and Chief Executive Officer of 1st Century Bank.  “With our exceptional 1st Century Bank team, we are ready to face the challenges that lie ahead, and are committed to providing the dedicated service our clients and shareholders have come to expect from us.”

Capital Adequacy

At December 31, 2008, the Company’s stockholders’ equity totaled $57.0 million compared to $58.6 million at December 31, 2007. The Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio of 22.61%, 21.35%, and 19.73%, respectively, are all above the regulatory standards for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Credit Quality

The allowance for loan losses totaled $5.2 million, or 2.59% of gross loans at December 31, 2008, compared to $2.4 million, or 1.37% of gross loans at December 31, 2007. The provision for loan losses was $3.6 million and $4.3 million for the quarter and year ended December 31, 2008, respectively, compared to $203,000 and $701,000 for the same periods a year ago.

Nonaccrual loans totaled $5.7 million and zero at December 31, 2008 and 2007, respectively.  There were no accruing loans past 90 days or more at December 31, 2008 and 2007.

The Company placed five loans, totaling $5.7 million, on non-accrual status in the fourth quarter of 2008.  The Company has been monitoring these loans for the financial condition of the borrowers, the collateral values, and the delinquency experience.  During the fourth quarter, the Company charged-off $189,000 of a commercial mortgage loan to write the loan down to its estimated current fair value.  The loan was provided to a Southern California auto dealer which ceased operations in the fourth quarter of 2008 and the remaining balance of $3.4 million was placed on non-accrual status.  The Company has no other loans to automobile dealerships.  In addition, the Company charged-off $219,000 of a purchased real estate mortgage loan to its estimated current fair value due to the deterioration in the financial condition of the borrower and placed the remaining balance of $607,000 on non-accrual status.  The Company also placed $650,000 of an unsecured consumer loan on non-accrual status in the fourth quarter of 2008 when this loan became 90 days past due.  Furthermore, the Company placed two unsecured loans totaling $1.0 million that were provided to one borrower on non-accrual status due to the deterioration in the financial condition of the borrower.

Net charge-offs were $1.4 million and $1.5 million for the quarter and year ended December 31, 2008, respectively. The charge-offs were concentrated in five loans.  In addition to the two charge-off’s discussed above, the Company also charged-off $972,000 of a business loan to a distributor of discretionary consumer goods which ceased operations in the fourth quarter of 2008 due to economic weakness in consumer spending.  In the first quarter of 2008, the Company charged-off $149,000 of two purchased residential mortgage loans.  The residential real estate properties of these two loans were foreclosed.  In August 2008, the Company sold one of the residential real estate properties for $370,000, resulting in a gain of $27,000.  In December 2008, the Company wrote down $73,000 against the remaining foreclosed property to its estimated fair value less estimated disposal cost.  At December 31, 2008, the remaining foreclosed residential real estate property of $162,000 was recorded as other real estate owned and included in accrued interest and other assets on the accompanying Balance Sheets.  At December 31, 2008, there were two purchased residential mortgage loans remaining, totaling $777,000, both of which are performing.  The Company has not purchased any other residential mortgages since 2004.  The Company is pursuing means of collection for all charged-off loans.

There were no charge-offs in 2007 or any other real estate owned at December 31, 2007.

Management follows diligent and thorough credit administration and risk management practices such as analyzing classified credits, pools of loans, economic factors, trends in the loan portfolio, and changes in policies, procedures, and underwriting criteria. Management believes that the allowance for loan losses at December 31, 2008 is adequate to absorb known and inherent losses in the loan portfolio and the methodology utilized in deriving that level is appropriate.

Net Interest Income and Margin

For the quarter ended December 31, 2008, net interest income increased $66,000 or 2.5% to $2.7 million from the same quarter in 2007. The increase in net interest income was primarily attributed to an 7.86% expansion of average earning assets to $252.2 million for the quarter ended December 31, 2008, partially offset by a lower net interest margin.

The Company’s net interest margin for the quarter ended December 31, 2008 was 4.32% compared to 4.53% for the quarter ended December 31, 2007. The 21 basis point decrease in net interest margin from the fourth quarter 2007 to the fourth quarter 2008 was primarily due to a 127 basis point reduction in yield on average earning assets, offset by a 183 basis point reduction of interest paid on interest bearing liabilities and borrowings.

For the year ended December 31, 2008, net interest income increased to $11.2 million from $9.8 million for the year ended December 31, 2007. The increase is attributed to average earning assets growth of 11.5% to $241.4 million and a 12 basis point expansion in net interest margin to 4.63% for the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Net interest margin expanded to 4.63% for the year ended December 31, 2008 primarily due to a 193 basis point reduction in interest paid on interest-bearing liabilities and a $4.7 million increase in average demand deposits, partially offset by a 99 basis point reduction in yield on average earning assets.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2008 totaled $252,000 compared to $135,000 for the same period a year ago. The increase in non-interest income was primarily due to an increase in loan arrangement fees.

For the year ended December 31, 2008, non-interest income totaled $581,000 compared to $614,000 for the year ended December 31, 2007. The decrease was primarily due to a decrease in loan syndication fees of $194,000, partially offset by an increase of $135,000 in loan arrangement fees, a $27,000 gain on sale of other real estate owned, and a $21,000 gain on sale of an available for sale security.

Non-Interest Expense

Non-interest expense was $2.7 million and $2.6 million for the quarters ended December 31, 2008 and 2007, respectively.

Non-interest expense was $10.1 million for the year ended December 31, 2008 compared to $8.9 million for the year ended December 31, 2007. Contributing to the increase in non-interest expense was an increase in compensation and benefits expense of $601,000 primarily due to incremental hiring of additional staff for the Private Banking Center and lower deferred loan cost, partially offset by lower bonus expense accrual.  Occupancy expenses were $989,000 and $783,000 for the years ended December 31, 2008 and 2007, respectively.  The increase of $206,000 is primarily the result of additional ground floor office space at the Company’s headquarters for the Private Banking Center which opened in January 2008. Also, other operating expenses increased by $621,000 in general due to $190,000 in student loan servicing costs; $141,000 in proxy related expenses related to the Company’s proxy solicitation for its contested election of directors at its 2008 annual meeting of stockholders; $73,000 in OREO write-down expenses; $89,000 related to director non-cash compensation and the addition of two new directors to the board of directors; $69,000 of courier and servicing costs; and $50,000 in NASDAQ filing fees in connection with the Company’s initial listing on the NASDAQ Capital Market. These increases in non-interest expense were partially offset by a decrease in professional fees of $298,000 as a result of cost savings in various consulting fees, Sarbanes-Oxley Act related costs, and audit fees.

(Loss) Income before Income Taxes and Net (Loss) Income

Loss before income taxes was $3.3 million for the quarter ended December 31, 2008 and income before income taxes was $11,000 for the quarter ended December 31, 2007.  The Company reported loss before income taxes of $2.6 million for the year ended December 31, 2008 and income before income taxes of $792,000 for the year ended December 31, 2007. The loss before income taxes in 2008 as compared to the income before income taxes in 2007 was primarily due to higher provision for loan losses and higher non-interest expenses, partially offset by higher net interest income.

The Company reported a net loss of $1.9 million, or $(0.19) per diluted share, for the quarter ended December 31, 2008 compared to net income of $2.1 million, or $0.21 per diluted share, in the same period a year ago. The Company reported net loss of $1.5 million, or $(0.15) per diluted share, for the year ended December 31, 2008 compared to net income of $2.9 million, or $0.28 per diluted share, in the same period a year ago. The Company recorded $1.4 million and $1.1 million of income tax benefit for the quarter and the year ended December 31, 2008, respectively. The Company recorded income tax benefit of $2.1 million for the quarter and the year ended December 31, 2007, respectively.  The income tax benefits recorded in 2008 were attributable to the Company’s loss before income taxes. The income tax benefits recorded in 2007 were attributable to the reversal of the Company’s valuation allowance on its deferred tax assets because management determined that it is more likely than not that the Company will realize the benefit of the deferred tax assets.

Balance Sheet

Total assets increased 15.9% or $35.5 million to $259.4 million at December 31, 2008 from $223.9 million at December 31, 2007. The growth in assets was primarily in investments — available for sale and loans.  Investments — available for sale increased $10.1 million to $46.6 million at December 31, 2008 compared to $36.5 million at December 31, 2007.  Loans, net of the allowance for loan losses and net unearned fees, increased 14.7% or $24.9 million to $194.8 million at December 31, 2008 compared to $169.9 million at December 31, 2007.  Loan growth was funded primarily by increases in non-interest bearing deposits, interest bearing deposit accounts, and other borrowings.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

	December 31,	December 31,
	2008	2007
Balance Sheet results:
(Dollars in thousands except per share data)

Total Assets	$259,354	$223,855
Gross Loans	$199,983	$172,364
Unearned Fee Income	$27	$131
Allowance for Loan Losses (“ALL”)	$5,171	$2,369
Total Net Loans	$194,785	$169,864
ALL to Gross Loans	2.59%	1.37%
Net Charge-off to YTD Average Gross Loans	0.82%	0.00%
Non-performing Assets	$5,854	$—
Total Deposits	$154,287	$161,193
Total Shareholders’ Equity	$57,048	$58,612
Net Loans to Deposits	126.25%	105.38%
Equity to Assets	22.00%	26.18%
Ending Shares Outstanding, excluding Treasury Stock	10,009,898	10,215,634
Ending Book Value per Share	$5.70	$5.74

	Quarter Ended December 30,
	2008	2007
Quarter Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$2,739	$2,672
Provision for Loan Losses	$3,630	$203
Non-interest Income	$252	$135
Non-interest Expense	$2,698	$2,594
(Loss) Income Before Taxes	$(3,337)	$11
Income Tax Benefit	$1,403	$2,120
Net (Loss) Income	$(1,934)	$2,131
Basic (Loss) Income per Share	$(0.19)	$0.21
Diluted (Loss) Income per Share	$(0.19)	$0.21
Quarterly Return on Average Assets*	-3.00%	3.78%
Quarterly Return on Average Equity*	-13.22%	14.42%
Quarterly Net Interest Margin*	4.32%	4.53%

	Year Ended December 31,
	2008	2007
YTD Operating Results (Dollars in thousands), except per share data:

Net Interest Income	$11,178	$9,770
Provision for Loan Losses	$4,342	$701
Non-interest Income	$581	$614
Non-interest Expense	$10,059	$8,891
(Loss) Income Before Taxes	$(2,642)	$792
Income Tax Benefit	$1,125	$2,120
Net (Loss) Income	$(1,517)	$2,912
Basic (Loss) Income per Share	$(0.15)	$0.30
Diluted (Loss) Income per Share	$(0.15)	$0.28
YTD Return on Average Assets*	-0.61%	1.32%
YTD Return on Average Equity*	-2.59%	5.30%
YTD Net Interest Margin*	4.63%	4.51%

*Percentages are reported on an annualized basis.